CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 26, 2025, relating to the financial statements and financial highlights of NAA Allocation Fund, a series of New Age Alpha Funds Trust, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Comparison of Service Providers,” “Experts,” “Financial Highlights,” and “Appendix A: Form of Agreement and Plan
of Reorganization; Section 4.1.(i). - Representations and Warranties” in the Combined Information Statement and Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

September 25, 2026